EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2025, relating to the consolidated financial statements of 374Water, Inc. and subsidiaries (collectively, the “Company”), appearing in the Annual Report on Form 10-K of the Company as of and for the years ended December 31, 2024 and 2023.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

November 12, 2025